Exhibit 99.1

Power3 Medical Delays Filing 2004 Form 10-KSB

THE WOODLANDS, Texas – April 18, 2005 — Power3 Medical Products, Inc. (OTC BB: PWRM) announced today that on April 15, 2005, the Company filed a Form 8-K reporting that it was unable to file its 2004 Form 10-KSB within the extended filing deadline ending April 15, 2005.  As reported in the Form 8-K, the Company is required to include in its 2004 Form 10-KSB certain audited financial statements from Advanced Bio/Chem, Inc., the company from which Power3 purchased certain assets during 2004.  Power3 was unable to file its 2004 Form 10-KSB because Fitts, Roberts & Co., the former auditor of Advanced Bio/Chem, refused to give its consent to the inclusion, in Power3’s 2004 Form 10-KSB, of Fitts Roberts’ audit opinion on the financial statements of Advanced Bio/Chem for fiscal year 2003.

Power3 previously filed a Form 12b-25 extending the deadline for its 2004 Form 10-KSB in order to obtain complete, pre-acquisition records associated with the assets of Advanced Bio/Chem, Inc. and to incorporate Advanced Bio/Chem’s 2003 historical financial statements and accompanying footnotes into Power3’s audit for fiscal year 2004.

The audit of Advanced Bio/Chem records associated with the period January 1, 2004 through May 17, 2004 is effectively complete as is the audit of Power3 Medical Products, Inc. for the period from May 18, 2004 to December 31, 2004. However, as reported in the Form 8-K, the Company must also incorporate Advanced Bio/Chem’s audited 2003 historical statements and accompanying notes into its audit and Form 10-KSB for fiscal year 2004, and this must be done with the consent of the auditor of those financial statements, Fitts, Roberts & Co.

Fitts Roberts’ refusal to grant its consent is not in any manner related to its audit report on the financial statements of Advanced Bio/Chem or otherwise related to Advanced Bio/Chem.  As reported in the Company’s Form 8-K, Fitts Roberts has expressed concerns with Power3’s 2004 accounting treatment of the transaction although Fitts Roberts has not formed any opinion or judgment regarding Power3’s accounting for the transaction.  Fitts Roberts has stated that since the matter of granting its consent is voluntary, it is declining to grant such consent at this time.

“We are very disappointed that we could not obtain the consent of Fitts, Roberts regarding the inclusion of their report in our Form 10-KSB filing,” said Steven Rash, Chairman and Chief Executive Officer of Power3.  “Their decision, which was communicated to us shortly before the filing deadline, has seriously impeded our ability to report our FY 2004 financial results in a timely and accurate manner.   I want to emphasize that Fitts Roberts’ decision is not related to their prior audit of Advanced Bio/Chem and the issuance of their previous audit report on the financial statements of Advanced Bio/Chem.  Due to the accounting treatment of the transaction with Advanced Bio/Chem, we are required to include their audited financial statements in our report.  We sincerely appreciate the cooperation we have received from Advanced Bio/Chem in this matter.”

“As a result of this action, we have requested Advanced Bio/Chem to engage new auditors to obtain a separate audit of the 2003 financial statements, which, when completed, will be included in the Power3 2004 Form 10-KSB filing,” continued Rash.  “Except for Power3’s need to include the 2003 financial statements in its reports, Advanced Bio/Chem would not be required, nor would Power3 be requesting Advanced Bio/Chem, to engage a subsequent auditor for this purpose.  The management teams of Power3 and Advanced Bio/Chem are working closely together and are committed to resolving the issue as quickly and efficiently as possible.”

Rash concluded, “While the delay of this filing presents difficulties which we did not anticipate, we remain optimistic concerning the ongoing efforts of Power3.  Our portfolio of over 300 differentially expressed proteins is unrivaled in the industry, and provides us with a technology platform that credibly promises to speed the diagnosis and treatment of devastating diseases such as breast cancer, Alzheimer’s and ALS.”

About Power3 Medical Products

Power3 Medical Products, http://www.Power3Medical.com, is a leading proteomics company engaged in the discovery of protein footprints, pathways, and mechanisms of diseases. The Company’s patent-pending technologies are being used to develop screening and diagnostic tests for the early detection and treatment of disease. The Company’s identified protein biomarkers, drug targets, and diagnostic tests are targeted toward markets with critical unmet needs in areas such as breast cancer and neurodegenerative disease. The Company operates a state-of-the-art proteomics laboratory in The Woodlands, Texas.

This press release contains “forward-looking” statements, including statements related to the outcome of certain actions being taken by the Company and the anticipated timing and nature of filings with the Securities and Exchange Commission. Any statements in this press release, which are not statements of historical fact, may be deemed to be forward-looking statements. Words such as “will,” “expects,” “anticipates,” “plans,” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors and uncertainties that could cause results to differ materially from those indicated by these forward-looking statements, including risks inherent in research and development activities; the ability to raise sufficient capital and obtain financing for the development activities; uncertainties associated with regulatory approvals; as well as other risks detailed from time to time in Power3’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003, and its reports on Form 10-QSB and Form 8-K. Power3 assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Corporate

Investor Relations

Steven Rash	Kathy Price
Chairman/CEO	Managing Director
Power3 Medical Products, Inc.	The Anne McBride Company
T: 281-466-1600	Tel: 212-983-1702 x212